Exhibit 10.1
INGERSOLL RAND INC.
EXECUTIVE CHANGE IN CONTROL & SEVERANCE PLAN
The Ingersoll Rand Inc. Executive Change in Control & Severance Plan, as it may be amended from time to time (the “Plan”), was adopted by the Compensation Committee of the Board of Directors of Ingersoll Rand Inc., a Delaware corporation, effective as of July 30, 2025 (the “Effective Date”).
1.Purpose. The purpose of this Plan is to assure that Ingersoll Rand Inc. and its subsidiaries (collectively, the “Company”) will have the continued dedication of key employees of the Company who are Participants (as defined below) by providing severance protections to such Participants in the event their employment is terminated under the circumstances described in this Plan. The Plan is intended to be (i) an “employee welfare benefit plan” within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and (ii) exempt from the substantive provisions of ERISA as an unfunded plan maintained for purposes of providing benefits for “a select group of management or highly compensated employees” under Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, and will be maintained, interpreted and administered accordingly.
2.Definitions. For purposes of this Plan, the following terms shall have the following meanings:
(a)“Administrator” means the Ingersoll Rand Benefits Committee or its designee.
(b)“Base Salary” means the greater of the Participant’s base salary (i) at the rate in effect on the day prior to the date of the Participant’s Qualifying Termination (or, if higher, the Participant’s base salary before any reduction thereto that would trigger the Participant’s right to resign for Good Reason), or (ii) at the highest rate in effect at any time during the ninety (90) day period prior to the Change in Control, and shall include all amounts of such base salary that are deferred under any qualified and non-qualified employee benefit plans of the Company or under any other agreement or arrangement.
(c)“Board” means the Board of Directors of Parent.
(d)“Cause” means, as to any Participant, the Participant’s (A) neglect in the performance of the Participant’s duties for the Company or willful or repeated failure or refusal to perform such duties or carry out, or comply with, reasonable written instructions from the Participant’s supervisor to the extent such instructions are lawful and within the reasonable scope of the Participant’s employment duties with the Company; (B) engagement in conduct in connection with the Participant’s employment with the Company, which results in, or could reasonably be expected to result in, material harm to the business or reputation of the Company; (C) commission at any time of any act or omission that results in, or may reasonably be expected to result in, a conviction, guilty plea, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for (I) any felony; (II) any crime involving moral turpitude, theft, fraud, dishonesty or misrepresentation; or (III) any other crime that results in, or could reasonably be expected to result in, material harm to the business or reputation of the Company or the circumstances of which crime substantially relate to the Participant’s employment duties with the Company; (D) excessive absenteeism not related to authorized leave that materially interferes with the performance of the Participant’s duties for the Company, other than due to a physical or mental impairment that, with the passage of time, would constitute a disability; (E) violation of the material written policies or procedures of the Company, including, but not limited to, those relating to sexual harassment or the disclosure or misuse of confidential information, or those set forth in the manuals or statements of policy of the Company; (F) fraud or misappropriation, embezzlement or misuse of funds or property belonging to the Company; (G) act of personal dishonesty that involves personal profit in connection with the Participant’s employment with the Company or an attempt to obtain a personal profit from a transaction in which the Company has an interest, and which constitutes a corporate opportunity, or which is adverse to the interests of the Company, unless the transaction was approved in writing by the Participant’s supervisor after full disclosure of all details related to such transaction; (H) material breach of an agreement between the participant and Parent or any of its subsidiaries; or (I) prior to a Change in Control, the Participant’s failure to perform such Participant’s duties to the Company to such minimum performance standards as may be established from time to time by the Company, so long as the Company has provided the Participant notice of such unsatisfactory performance and at least ten (10) days to improve any unsatisfactory performance.

(e)“Change in Control” means:
(i)the acquisition (whether by purchase, merger, consolidation, combination or other similar transaction) by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% (on a fully diluted basis) of either (A) the then outstanding shares of Common Stock, taking into account as outstanding for this purpose such Common Stock issuable upon the exercise of options or warrants, the conversion of convertible stock or debt, and the exercise of any similar right to acquire such Common Stock; or (B) the combined voting power of the then outstanding voting securities of Parent entitled to vote generally in the election of directors; provided, that for purposes of this Plan, the following acquisitions shall not constitute a Change in Control: (I) any acquisition by Parent or any affiliate thereof; (II) any acquisition by any employee benefit plan sponsored or maintained by Parent or any affiliate thereof; or (III) in respect of a particular Participant, any acquisition by the Participant or any group of Persons including the Participant (or any entity controlled by the Participant or any group of Persons including the Participant);
(ii)during any period of twelve (12) months, individuals who, at the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided, that any person becoming a director subsequent to the Effective Date, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of Parent in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest, as such terms are used in Rule 14a-12 of Regulation 14A promulgated under the Exchange Act, with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director; or
(iii)the sale, transfer or other disposition of all or substantially all of the assets of the Company (taken as a whole) to any Person that is not an affiliate of Parent.
(f)“Change in Control Qualifying Termination” means the Participant’s Qualifying Termination that occurs during the period beginning six (6) months prior to a Change in Control and ending two (2) years following a Change in Control.
(g)“Change in Control Severance Period” means, with respect to any Participant, the applicable period set forth on Exhibit A attached hereto (as amended from time to time by the Committee).
(h)“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
(i)“Code” means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations and other interpretive guidance thereunder.
(j)“Committee” means the Compensation Committee of the Board or its designee.
(k)“Common Stock” means the common stock of Parent, par value $0.01 per share (and any stock or other securities into which such Common Stock may be converted or into which it may be exchanged).
(l)“Disability” means, as to any Participant, (i) “Disability,” as defined in any employment or consulting agreement between the Participant and the Company in effect at the time of such Participant’s termination of employment with the Company; or (ii) in the absence of any such employment or consulting agreement (or the absence of any definition of “Disability” contained therein), a condition entitling the Participant to receive benefits under a long-term disability plan of the Company in which such Participant is eligible to participate, or, in the absence of such a plan, the complete and permanent inability of the Participant by reason of illness or accident to perform the duties of the occupation at which the Participant was employed or served when such disability commenced. Any determination of whether Disability exists in the absence of a long-term disability plan shall be made by the Company (or its designee) in its sole and absolute discretion.
(m)“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules, regulations and other interpretive guidance thereunder.
(n)“First Payment Date” means the first payroll date of the Company that occurs after the fifth (5th) day following the date the Release becomes effective; provided, that if the Release Execution Period begins in one calendar year and ends in the second calendar year, the First Payment Date will be no earlier than the first payroll date of the Company in the second calendar year.

(o)“Good Reason” means, as to any Participant, (i) the relocation of the offices at which the Participant is principally employed to a location which is more than fifty (50) miles from the offices at which the Participant is principally employed immediately prior to such relocation or, with respect to a Participant who is permitted to work remotely from the Participant’s home, a requirement that the Participant relocate to a location which is more than fifty (50) miles from the Participant’s home immediately prior to such relocation; provided, that a relocation to permit the Participant to work remotely from the Participant’s home shall not constitute “Good Reason”; (ii) a material breach by the Company of any material agreement to which the Participant and the Company are now or hereafter become parties; or (iii) a material reduction in the Participant’s Base Salary or target annual bonus level. In order for the Participant to resign for Good Reason, the Participant shall provide written notice to the Company of the existence of any such condition within ninety (90) days of the initial existence of such condition and the Company fails to remedy the condition within thirty (30) days of receipt of such notice; provided, that the Participant must actually terminate employment no later than thirty (30) days following the end of such cure period if the Good Reason condition remains uncured.
(p)“Long Term Incentive Plan” means the Ingersoll Rand Inc. Amended and Restated 2017 Omnibus Incentive Plan.
(q)“Parent” means Ingersoll Rand Inc., a Delaware corporation, or its successor.
(r)“Participant” means each employee of the Company who is eligible to participate in this Plan as provided in Section 3.
(s)“Person” means any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act).
(t)“Qualifying Termination” means (i) a termination by the Participant of the Participant’s employment with Company for Good Reason, or (ii) a termination of the Participant’s employment without Cause by the Company. Neither a termination of the Participant’s employment due to Disability nor a termination of the Participant’s employment due to death shall constitute a Qualifying Termination.
(u)“Separation from Service” means a “separation from service” with the Company as such term is defined in Treasury Regulation Section 1.409A-1(h) and any successor provision thereto.
(v)“Standard Severance Period” means, with respect to any Participant, the applicable period set forth on Exhibit A attached hereto (as amended from time to time by the Committee).
3.Participation. Unless otherwise determined by the Committee, each senior level employee of the Company primarily providing services to the Company in the United States and resident in the United States (other than the Chief Executive Officer of the Parent) and who is classified in the “Executive” or “EX-X” band (where “X” is a placeholder) in the Company’s human resources systems (collectively, the “Designated Classification”) shall be a participant in this Plan and the length of the Participant’s Standard Severance Period and Change in Control Severance Period shall be based on the Participant’s band within the Designated Classification as set forth on Exhibit A attached hereto on the date of the Qualifying Termination. A Participant’s participation in the Plan will commence on the Effective Date for then-current employees of the Company in a Designated Classification or, if later, the date an employee commences employment with the Company in a Designated Classification or the date such employee’s classification is changed to a Designated Classification. Notwithstanding anything in this Plan to the contrary, in the event of a change in the Participant’s employment role that changes the Participant’s band within the Designated Classification (for example, from EX-2 to EX-1) prior to a Qualifying Termination, the Participant’s Standard Severance Period and Change in Control Severance Period shall be such periods set forth in Exhibit A attached hereto for the Participant’s band at the time of such termination. Once participation in the Plan has commenced, a Participant shall remain a Participant until the first to occur of (a) a termination of employment that is not a Qualifying Termination, (b) the Participant’s ceasing to be in a band that is within the Designated Classification; (c) the completion of the delivery of all payments and benefits under the Plan after a Qualifying Termination under circumstances giving rise to such payments and benefits or (d) a termination of the Plan in accordance with Section 8.
4.Severance.
(a)Accrued Obligations. In the event that the Participant’s employment is terminated for any reason, whether or not such termination is a Qualifying Termination or a Change in Control Qualifying Termination, the Participant (or the Participant’s estate, if applicable) shall be entitled to receive (i) all accrued but unpaid (as of the effective date of such termination) base salary and benefits (to which the Participant is entitled in accordance with the applicable benefit plan, including any continuation of benefits required by COBRA or applicable law), (ii) reimbursement of expenses for which the Participant has submitted proper documentation in accordance with Company policy, and (iii) payment for the Participant’s accrued and unused vacation time (the amounts in clauses (i) through (iii), collectively, the “Accrued Obligations”). The Accrued Obligations shall be paid to the Participant within twenty (20) days after the Participant’s termination (or such shorter period as required by law).

Except as otherwise provided in this Section 4 or pursuant to any outstanding equity awards under the Long Term Incentive Plan, the Company shall have no liability or obligation to the Participant by reason of the Participant’s termination.
(b)Severance Upon Qualifying Termination. If the Participant has a Qualifying Termination other than a Change in Control Qualifying Termination, subject to the requirements of this Section 4 and the Participant’s continued compliance with Section 5, the Participant shall be entitled to receive the following payments and benefits (in addition to the Accrued Obligations):
(i)continued payment of the Participant’s Base Salary (the “Standard Severance Payment”), payable in accordance with the Company’s usual payroll practices in equal installments over the Standard Severance Period, with the first such installment to be paid on the First Payment Date and, the first installment of the Standard Severance Payment shall include all installment payments that would otherwise have been paid prior to such First Payment Date;
(ii)any earned but unpaid annual bonus for the fiscal year immediately preceding the year of termination, which amount will be paid in a lump sum at the same time that bonuses are paid to other senior executives of the Company for such preceding fiscal year or, if later, on the First Payment Date (such prior fiscal year annual bonus and the payment terms thereof, the “Prior Year Bonus”);
(iii)a pro-rata annual bonus for the fiscal year in which such termination occurs (measured based on the actual achievement of the Company performance targets for such year and prorated for the period of time elapsing during the performance year prior to the date of the Participant’s termination), which amount will be paid in a lump sum at the time that bonuses are paid to other senior executives of the Company for the fiscal year or, if later, on the First Payment Date; and
(iv)if the Participant and any of the Participant’s eligible dependents, in each case, who participate in the Company’s group medical, dental and/or vision plans as of the date of the Participant’s termination, timely elect COBRA coverage under such plans, following the date of termination, the Company shall pay the Participant, on a tax grossed-up basis, a lump sum payment equal to the product of (A) the monthly COBRA premiums for the Participant and the Participant’s eligible dependents under such plans, less the amount the Participant would have had to pay to receive such coverage as an active employee based on the cost sharing levels in effect on the Participant’s termination date (the “COBRA Reimbursement Amount”) multiplied by (B) the number of months during the Standard Severance Period, which amount will be paid on the First Payment Date.
(c)Severance Upon Change in Control Qualifying Termination. If the Participant has a Change in Control Qualifying Termination, subject to the requirements of this Section 4 and the Participant’s continued compliance with Section 5, the Participant shall be entitled to receive the following payments and benefits (in addition to the Accrued Obligations):
(i)a lump sum payment equal to the product of (A) the Participant’s monthly Base Salary multiplied by (B) the number of months during the Change in Control Severance Period, which amount will be paid on the First Payment Date;
(ii)the Prior Year Bonus;
(iii)a pro-rata target annual bonus for the fiscal year in which such termination occurs, which amount will be paid on the First Payment Date; and
(iv)if the Participant and any of the Participant’s eligible dependents, in each case, who participate in the Company’s group medical, dental and/or vision plans as of the date of the Participant’s termination, timely elect COBRA coverage under such plans, following the date of termination, the Company shall pay the Participant, on a tax grossed-up basis, a lump sum payment equal to the product of (A) the COBRA Reimbursement Amount multiplied by (B) the number of months during the Change in Control Severance Period, which amount will be paid on the First Payment Date.
In the event that a Participant’s Qualifying Termination occurs prior to a Change in Control and the Participant has already commenced receiving payments and benefits under Section 4(b) prior to the Change in Control, then the Participant shall be entitled to the payments and benefits under this Section 4(c) in lieu of any additional payments or benefits under Section 4(b), but only to the extent an equivalent payment or benefit has not already been paid or provided pursuant to Section 4(b) and, with respect to the payments under Section 4(c)(i) and Section 4(c)(iii), shall be paid on the later of the First Payment Date or the first payroll date of the Company that occurs after the fifth (5th) day following the consummation of the Change in Control, but only to the extent that such payments (or the equivalent payments under Section 4(b)(i) and Section 4(b)(iii), respectively) are not subject to Section 409A (as defined below), and, if and to the extent such payments are subject to Section 409A, the payment schedule under Section 4(b)(i) or Section 4(b)(iii) shall continue to apply to the payments that are subject to Section 409A.

(d)Release. As a condition to the Participant’s receipt of any amounts set forth in Section 4(b) or Section 4(c), the Participant shall execute and not revoke a general release of all claims in favor of the Company (the “Release”) on the Company’s standard form (and any statutorily prescribed revocation period applicable to such Release shall have expired) within the sixty (60) day period following the date of the Participant’s Qualifying Termination (the “Release Execution Period”).
(e)Other Arrangements. Except as otherwise expressly required by law (e.g., COBRA) or as specifically provided herein, all of the Participant’s rights to salary, severance, benefits, bonuses and other amounts (if any) accruing after the termination of the Participant’s employment shall cease upon such termination. The severance payments and benefits provided for in Section 4(b) or Section 4(c), as applicable, are not intended to duplicate any severance payments and benefits the Participant may become entitled to receive under any other plan, program, policy or agreement with the Company or any of its affiliates (collectively, “Other Arrangements”). Therefore, unless an Other Arrangement that is a bilateral contract entered into after the Effective Date provides otherwise (and specifically references this Plan), (i) this Plan shall supersede any such Other Arrangement with respect to severance payments and benefits and such Other Arrangement will be terminated as to such severance payments and benefits with respect to such Participant upon the date such person becomes a Participant under this Plan, and the Participant will no longer be entitled to any severance payments and benefits thereafter, and (ii) if the Participant becomes entitled to receive the severance payments and benefits provided under Section 4(b) or Section 4(c), as applicable, the Participant shall receive such payments and benefits provided under Section 4(b) or Section 4(c), as applicable, and shall not be entitled to receive any similar severance payments and benefits pursuant to any Other Arrangements.
(f)No Mitigation. The Participant shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise and, except as otherwise provided in Section 4(b)(iv) or Section 4(c)(iv), as applicable, no such payment or benefit provided for in this Section 4 be reduced by any compensation earned by the Participant as the result of employment by another employer or self-employment or by retirement benefits; provided, that loans, advances or other amounts owed by the Participant to the Company may be offset by the Company against amounts payable to the Participant under this Section 4.
(g)Return of the Company’s Property. If the Participant’s employment is terminated for any reason, the Company shall have the right, at its option, to require the Participant to vacate the Participant’s offices prior to or on the effective date of termination and to cease all activities on the Company’s behalf. Upon the termination of the Participant’s employment in any manner, as a condition to the Participant’s receipt of any post-termination benefits described in this Plan, the Participant shall immediately surrender to the Company all lists, books and records of, or in connection with, the Company’s business, and all other property belonging to the Company, it being distinctly understood that all such lists, books and records, and other documents, are the property of the Company. The Participant shall deliver to the Company a signed statement certifying compliance with this Section 4(g) prior to the receipt of any post-termination benefits described in this Section 4.
(h)Parachute Payments.
(i)It is the objective of this Plan to maximize the Participant’s net after-tax benefit if payments or benefits provided under this Plan are subject to excise tax under Section 4999 of the Code. Notwithstanding any other provisions of this Plan, in the event that any payment or benefit by the Company or otherwise to or for the benefit of the Participant, whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise (all such payments and benefits, including the payments and benefits under Section 4(a) or 4(b), the “Total Payments”), would be subject (in whole or in part) to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the cash severance payments shall first be reduced, and the non-cash severance payments shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments shall be subject to the Excise Tax, but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Participant would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).
(ii)The Total Payments shall be reduced by the Company in the following order: (i) reduction of any cash severance payments otherwise payable to the Participant that are exempt from Section 409A, (ii) reduction of any other cash payments or benefits otherwise payable to the Participant that are exempt from Section 409A, but excluding any payments attributable to the acceleration of vesting or payments with respect to any equity award with respect to the Common Stock that is exempt from Section 409A, (iii) reduction of any other payments or benefits otherwise payable to the Participant on a pro-rata basis or such other manner that complies with Section 409A, but excluding any payments attributable to the acceleration of vesting and payments with respect to any equity award with respect to the Common Stock that are exempt from Section 409A, and (iv) reduction of any payments attributable to the acceleration of vesting or payments with respect to any other equity award with respect to the Common Stock that are exempt from Section 409A.

(iii)All determinations regarding the application of this Section 4(h) shall be made by an accounting or consulting firm with experience in performing calculations regarding the applicability of Section 280G of the Code and the Excise Tax selected by the Company (“Independent Advisors”). For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which the Participant shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which, in the opinion of the Independent Advisors, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation, and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. The costs of obtaining such determination and all related fees and expenses (including related fees and expenses incurred in any later audit) shall be borne by the Company.
(iv)In the event it is later determined that a greater reduction in the Total Payments should have been made to implement the objective and intent of this Section 4(h), the excess amount shall be returned immediately by the Participant to the Company.
(i)Equity Awards. Notwithstanding anything to the contrary in this Plan, any equity incentive awards granted to a Participant pursuant to the Long Term Incentive Plan, shall continue to be, and will be, governed in all respects by the terms of the Long Term Incentive Plan and the applicable award agreement governing such equity incentive awards granted to any Participant thereunder, and nothing in this Plan shall be interpreted to amend or alter such terms in any way.
(j)Withholding. All compensation and benefits to the Participant hereunder shall be reduced by all federal, state, local and other withholdings and similar taxes and payments required by applicable law.
(k)Death of Executive. If a Participant entitled to severance payments and benefits provided for in Section 4(b) or Section 4(c), as applicable, should die before all such amounts payable to such Participant have been paid, such unpaid amounts shall be paid no later than ninety (90) days following the Participant’s death (or in the case of payments under Section 4(b)(iii), on the payment date set forth in such section) to the Participant’s legal representative, if there be one, and, if not, to the Participant’s spouse, parents, children or other relatives or dependents as the Administrator may determine; provided, that such payee or payees shall not have the right to designate the taxable year of payment. Any payment so made shall be a complete discharge of any liability with respect to such benefit.
5.Confidentiality, Restrictive Covenants and Proprietary Rights. The Company shall be entitled to cease all severance payments and benefits to the Participant in the event of the Participant’s breach of any non-competition, non-solicitation, non-disparagement, confidentiality, or assignment of inventions covenants contained in any agreement between the Participant and the Company, which covenants are hereby incorporated by reference into this Plan.
6.Plan Administration.
(a)Administrator; Authority. The Administrator shall be responsible for the general administration and interpretation of this Plan and the proper execution of its provisions and shall have full discretion to carry out its duties. In addition to the powers of the Administrator specified elsewhere in this Plan, the Administrator shall have all discretionary powers necessary to discharge its duties under this Plan. The Administrator, in its discretion, shall (i) interpret or construe the Plan, and resolve ambiguities, inconsistencies and omissions, (ii) prescribe, amend, and rescind any rules and regulations, as necessary or appropriate for the administration of the Plan and prescribe the use of such forms as it deems necessary or appropriate for the efficient administration of this Plan and (iii) make such other determinations or certifications and take such other action as it deems necessary or advisable in the administration of the Plan, including, deciding the eligibility of any person to participate in this Plan and all questions on appeal concerning this Plan. The decision of the Administrator on any disputes arising under this Plan, including, but not limited to, questions of construction, interpretation and administration, shall be final, conclusive and binding on all persons having an interest in or under the Plan. Any determination made by the Administrator shall be given deference in the event it is subject to review in a court of law and shall be overturned by a court only if it is arbitrary and capricious. The Administrator and each member thereof shall be entitled to, in good faith, rely or act upon any report or other information furnished to the Administrator and/or such member by any officer or employee of the Company or any affiliate thereof, the Company’s legal counsel, independent auditors, consultants or any other agents assisting in the administration of this Plan.
(b)Delegation. The Administrator may delegate to officers of Parent or the Company, pursuant to a written delegation, the authority to perform specified functions under the Plan. Any actions taken by any officers of the Company pursuant to such written delegation of authority shall be deemed to have been taken by the Administrator.

7.Claims Procedures.
(a)Claim for Benefits. Any Participant who believes that such Participant is entitled to benefits under the Plan in an amount greater than the amount received may file, or have the Participant’s duly authorized representative file a claim with the Administrator. Such claim must be submitted to the Administrator in writing, as follows:
Ingersoll Rand Benefits Committee
c/o Chief Human Resources Officer
525 Harbour Place Drive, Suite 600
Davidson, North Carolina 28036
Any such claim must state the nature of the claim, and the facts supporting the claim, the amount claimed and the name and address of the claimant. The Administrator shall consider the claim and answer in writing stating whether the claim is granted or denied. The written decision shall be within ninety (90) days of receipt of the claim by the Administrator (or one hundred eighty (180) days if additional time is needed and the claimant is notified of the extension, the reason therefor and the expected date of determination prior to commencement of the extension). If the claim is denied in whole or in part, the Participant shall be furnished with a written notice of such denial containing (i) the specific reasons for the denial, (ii) a specific reference to the Plan provisions on which the denial is based, (iii) an explanation of the Plan’s appeal procedures, (iv) a description of any additional material or information that is necessary for the claimant to submit or perfect an appeal of such Participant’s claim and (v) an explanation of the Participant’s right to bring suit under ERISA following an adverse determination upon appeal.
(b)Appeal. If a Participant wishes to appeal the denial of such Participant’s claim, the Participant (or the Participant’s duly authorized representative) shall file a written notice of appeal to the Administrator within sixty (60) days of receiving notice of the claim denial, as follows:
Ingersoll Rand Benefits Committee
c/o Chief Human Resources Officer
525 Harbour Place Drive, Suite 600
Davidson, North Carolina 28036
In order that the Administrator may expeditiously decide such appeal, the written notice of appeal should contain (i) a statement of the ground(s) for the appeal, (ii) a specific reference to the Plan provisions on which the appeal is based, (iii) a statement of the arguments and authority (if any) supporting each ground for appeal, and (iv) any other pertinent documents or comments that the claimant desires to submit in support of the appeal. The Administrator shall decide the appellant’s appeal within sixty (60) days of its receipt of the appeal (or one hundred twenty (120) days if additional time is needed and the claimant is notified of the extension, the reason therefore and the expected date of determination prior to commencement of the extension). The Administrator’s written decision shall contain the reasons for the decision and reference to the Plan provisions on which the decision is based. If the claim is denied in whole or in part, such written decision shall also include notification of the Participant’s right to bring suit for benefits under Section 502(a) of ERISA and the claimant’s right to obtain, upon request and free of charge, reasonable access to and copies of all documents, records or other information relevant to the claim for benefits.
(c)Claims Procedures Mandatory. The internal claims procedures set forth in this Section 7 are mandatory. If the Participant fails to follow these claims procedures, or to timely file a request for appeal in accordance with this Section 7, the denial of the claim shall become final and binding on all persons for all purposes.
(d)Requirement to Exhaust Claims Procedures. No person may bring a legal action for any alleged wrongful denial of Plan benefits unless the claims procedures set forth above are exhausted and a final determination is made by the Administrator. If the Participant or other interested person challenges a decision of the Administrator, a review by a court of law shall be limited to the facts, evidence and issues presented to the Administrator during the claims procedure set forth above. Issues not raised with the Administrator shall be deemed waived.
(e)Claims Deadline. A Participant must file a claim under the Plan’s claims and appeals procedure or commence legal action by the “Claims Deadline,” which is twelve (12) months after whichever of the following events happened first: (a) the Participant’s first benefit payment under the Plan was made or should have been made; (b) the Administrator first denied the Participant’s claim; or (c) the Participant first knew or should have known the important facts relating to the Participant’s claim. A Participant is not permitted to bring a claim under the Plan’s claims and appeals procedure or file a legal action after the Claims Deadline. However, if a Participant starts the Plan’s claims and appeals procedures before the Claims Deadline and the Claims Deadline passes before the claims and appeals procedures are completed, the Claims Deadline shall be extended and the Participant may still file a legal action during the three (3)-month period after the Administrator sends the final notice denying the Participant’s claim.

8.Term; Amendment. The Committee shall have the right to amend or terminate the Plan, in whole or in part, at any time in its sole discretion; provided, that (i) no such amendment or termination shall be effective with respect to a termination of employment that occurred prior to the amendment or termination of the Plan; (ii) to the extent any such amendment is detrimental to the rights of any Participant, such amendment may not become effective with respect to such Participant without the Participant’s written consent, and (iii) for a period of two (2) years after the date of a Change in Control, the Plan may not be terminated.
9.General Provisions.
(a)At-Will Employment Relationship. Except as may be expressly provided in an applicable Other Arrangement, the Participant’s employment with the Company is at-will and not for any specified period and may be terminated at any time, with or without Cause or advance notice, by either the Participant or the Company. Any change to the at-will employment relationship must be by specific, written agreement signed by the Participant and an authorized representative of the Company. Nothing in this Plan is intended to or should be construed to contradict, modify or alter this at-will relationship.
(b)Successors and Assigns. The rights of the Company under this Plan may, without the consent of the Participant, be assigned by the Company, in its sole and unfettered discretion, to any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company. As used in this Plan, the “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform the Company’s obligations under this Plan by operation of law or otherwise. The Participant shall not be entitled to assign any of the Participant’s rights or obligations under this Plan. Subject to Section 4(k), the Participant’s rights under this Plan shall inure to the benefit of and be enforceable by the Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
(c)Severability. In the event any provision of this Plan is found to be unenforceable by a court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.
(d)Waiver. No provision of this Plan may be waived unless such waiver is agreed to in writing and signed by the Participant and by a duly authorized officer of the Company or Parent. No waiver by any party at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Plan to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Failure by the Participant, Parent or the Company to insist upon strict compliance with any provision of this Plan or to assert any right the Participant, Parent or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Plan.
(e)Governing Law and Venue. This Plan will be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof, to the extent the laws of the State of Delaware are not preempted by ERISA. Any suit brought with respect to the Plan shall be brought in the federal courts sitting in Delaware County, Delaware.
(f)Notices. Any notice required or permitted by this Plan shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by email upon confirmation of receipt; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the Participant at the most recent address of the Participant set forth in the personnel records of the Company, and to the Company at its principal place of business, or such other address as any such party may specify in writing.
(g)Survival. Section 5 (“Confidentiality, Restrictive Covenants and Proprietary Rights”), Section 7 (“Claims Procedures”) and Section 9 (“General Provisions”) of this Plan shall survive termination of Participant’s employment with the Company.
(h)Code Section 409A.
(i)It is intended that this Plan and that the payments and benefits under this Plan comply with or be exempt from Section 409A of the Code, and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this Plan shall be interpreted to be in compliance therewith.
(ii)Notwithstanding anything in this Plan to the contrary, any compensation or benefits payable under this Plan that is considered nonqualified deferred compensation under Section 409A and is designated under this Plan as payable upon the Participant’s termination of employment shall be payable only upon the Participant’s Separation from Service.

(iii)Notwithstanding anything in this Plan to the contrary, if the Participant is deemed by the Company at the time of the Participant’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which the Participant is entitled under this Plan is required in order to avoid a prohibited distribution under Section 409A, such portion of the Participant’s benefits shall not be provided to the Participant prior to the earlier of (A) the expiration of the six (6)-month period measured from the date of the Participant’s Separation from Service or (B) the date of the Participant’s death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to the Participant (or the Participant’s estate or beneficiaries) (without interest), and any remaining payments due to the Participant under this Plan shall be paid as otherwise provided herein.
(iv)To the extent that any reimbursements under this Plan are subject to Section 409A, any such reimbursements payable to the Participant shall be paid to the Participant no later than December 31 of the year following the year in which the expense was incurred; provided, that the Participant submits the Participant’s reimbursement request promptly following the date the expense is incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, other than medical expenses referred to in Section 105(b) of the Code, and the Participant’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.
(v)The Participant’s right to receive any installment payments under this Plan shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A. Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A.
(i)Source of Funds. Amounts payable to the Participant under this Plan shall be from the general funds of the Company; no separate fund will be established under the Plan, and the Plan will have no assets. The Participant’s rights to unpaid amounts under the Plan shall be solely those of an unsecured creditor of the Company.
The undersigned, on behalf of Parent, has executed this Plan effective July 30, 2025.

INGERSOLL RAND INC.

By: /s/ Andrew Schiesl
Name: Andrew Schiesl
Title: Secretary

EXHIBIT A

SEVERANCE PERIOD

Classification*	Standard Severance Period	Change in Control Severance Period
EX-1	[**] months	[**] months
EX-2	12 months	18 months

* To the extent a new band is added under the “EX-X” classification, the Committee shall promptly amend this Exhibit A to provide the designated Standard Severance Period and Change in Control Severance Period.